Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Genesis Energy, L.P.’s Registration Statement No. 333-203259, Registration Statement No. 333-173337, Registration Statement No. 333-150239, and Registration Statement No. 333-195858 on Form S-3 and in Registration Statement No. 333-156084 on Form S-8 of our report dated February 17, 2017, relating to the financial statements of Poseidon Oil Pipeline Company, L.L.C. as of December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, appearing in this Annual Report on Form 10-K of Genesis Energy, L.P. for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

February 27, 2017